Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of The Community Financial Corporation (formerly Tri-County Financial Corporation) on Form S-3 of our report dated March 15, 2013 on the consolidated financial statements of The Community Financial Corporation for 2012 and 2011 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Stegman & Company

Baltimore, Maryland

October 25, 2013